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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                         ASTORIA FINANCIAL CORPORATION
    ------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   046265104
         ---------------------------------------------------------------
                                 (CUSIP Number)


    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [ x ] Rule 13d-1(b)
 [   ] Rule 13d-1(c)
 [   ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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 CUSIP No.  046265104
          ---------------
------------------------------------------------------------------------
   (1)   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
         (a)  U.S. Trust Corporation*   No. 13-2929955
         (b)  United States Trust Company of New York No. 13-5459866

------------------------------------------------------------------------
*U.S. Trust Company, N.A. is a wholly owned subsidiary of U.S. Trust
Corporation.
U.S. Trust Corporation is a wholly owned subsidiary of The Charles Schwab Corporation.
Each entity files reports completely separate and independent from the other. Correspondingly, neither entity shares with the other entity any information and/or power with respect to either the voting and/or disposition of the securities reported by such entity.

------------------------------------------------------------------------
   (2)   Check the Appropriate Box if a Member        (a)  [ ]
         of a Group (See Instructions)                (b)  [ ]
------------------------------------------------------------------------
   (3)   Sec Use Only

------------------------------------------------------------------------
   (4)   Citizenship or Place of Organization
               U.S.
------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each   (5)  Sole Voting Power
Reporting Person With:
                                           -------------------------------
                                           (6)  Shared Voting Power
                                                 7,970,886
                                                 (Issuer's ESOP)
                                           -------------------------------
                                           (7)  Sole Dispositive Power

                                           -------------------------------
                                           (8)  Shared Dispositive Power
                                                  See 6
------------------------------------------------------------------------
   (9)   Aggregate Amount Beneficially Owned by Each Reporting Person
         See 6
------------------------------------------------------------------------
  (10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)   [ ]
------------------------------------------------------------------------
  (11)   Percent of Class Represented by Amount in Row (9)
         9.16
------------------------------------------------------------------------
  (12)   Type of Reporting Person (See Instructions)
         #1(a)HC
         #1(b)BK
------------------------------------------------------------------------

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ITEM 1.

         (a) Name of Issuer

             ASTORIA FINANCIAL CORPORATION
             ------------------------------------------------------------------

         (b) Address of Issuer's Principal Executive Offices

             1 Astoria Federal Plaza Astoria, N.Y. 11042
             ------------------------------------------------------------------

ITEM 2.

         (a) Name of Person Filing

             See p2, #1
             ------------------------------------------------------------------

         (b) Address of Principal Business Office or, if none, Residence

             114 W 47 St
             NY 10036
             ------------------------------------------------------------------

         (c) Citizenship

             U.S.
             ------------------------------------------------------------------

         (d) Title of Class of Securities

             Common Stock
             ------------------------------------------------------------------

         (e) CUSIP Number

             046265104
             ------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act
                 (15 U.S.C. 78o).
         (b) [x] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).
         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
         (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).
         (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).
         (g) [x] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).
         (h) [ ] A savings association as defined in section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813).
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
         (j) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

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ITEM 4. OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

                         7,970,886
                      ----------------------------------------------------------

         (b) Percent of class:
                         9.16
                      ----------------------------------------------------------

         (c) Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote


                      ----------------------------------------------------------

             (ii)  Shared power to vote or to direct the vote

                         See (a)
                      ----------------------------------------------------------


             (iii) Sole power to dispose or to direct the disposition of


                      ----------------------------------------------------------

             (iv)  Shared power to dispose or to direct the disposition of

                         See (a)
                      ----------------------------------------------------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


ITEM 9. NOTICE OF DISSOLUTION OF GROUP


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ITEM 10. CERTIFICATION

     (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


     (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 11, 2003
                                    -----------------------------------
                                                    Date

                                          /s/ JOSEPH A. TRICARICO
                                    -----------------------------------
                                                 Signature

                                      Authorized Agent/Vice President
                                             and Trust Counsel
                                    -----------------------------------
                                                 Name/Title